Filed pursuant to Rule 433

Dated August 5, 2014

Issuer Free Writing Prospectus supplementing the

Preliminary Prospectus Supplement

dated August 5, 2014 and the

Prospectus dated July 28, 2014

Registration No. 333-197661

Tyson Foods, Inc.

Final Term Sheet

$1,000,000,000 2.650% Senior Notes due 2019

Issuer:	Tyson Foods, Inc.
Guarantor:	Tyson Fresh Meats, Inc.
Ratings:	Baa3/BBB/BBB *
Format:	SEC Registered
Ranking:	Senior Unsecured
Size:	$1,000,000,000
Trade Date:	August 5, 2014
Settlement Date:	August 8, 2014
Final Maturity:	August 15, 2019
Interest Payment Dates:	Semi-annually on February 15 and August 15
First Interest Payment Date:	February 15, 2015
Pricing Benchmark:	1.625% due July 31, 2019
UST Spot (Price/Yield):	99-26 / 1.664%
Spread to Benchmark:	T+100 bps
Yield to Maturity:	2.664%
Coupon:	2.650%
Public Offering Price:	99.934%
Underwriting Spread:	0.600%
Day Count:	30/360
Make Whole Call:	T + 15 bps
Par call:	On or after 1 month prior to the maturity date
Special Mandatory Redemption:	If the Hillshire Brands Acquisition described in the Preliminary Prospectus Supplement is not completed on or prior to April 1, 2015, or if, prior to such date, the Merger Agreement is terminated, 101%.
Minimum Denominations/Multiples:	Denominations of $2,000 and in integral multiples of $1,000 in excess thereof
Joint Bookrunning Managers:	Morgan Stanley & Co. LLC
J.P. Morgan Securities LLC
HSBC Securities (USA) Inc.
Mizuho Securities USA Inc.
Co-managers:	RBC Capital Markets, LLC
Rabo Securities USA, Inc.
U.S. Bancorp Investments, Inc.
Credit Agricole Securities (USA) Inc.
Mitsubishi UFJ Securities (USA), Inc.

CUSIP:	902494 AW3
ISIN:	US902494AW36
Exchange Listing:	None

$1,250,000,000 3.950% Senior Notes due 2024

Issuer:	Tyson Foods, Inc.
Guarantor:	Tyson Fresh Meats, Inc.
Ratings:	Baa3/BBB/BBB*
Format:	SEC Registered
Ranking:	Senior Unsecured
Size:	$1,250,000,000
Trade Date:	August 5, 2014
Settlement Date:	August 8, 2014
Final Maturity:	August 15, 2024
Interest Payment Dates:	Semi-annually on February 15 and August 15
First Interest Payment Date:	February 15, 2015
Pricing Benchmark:	2.50% due May 15, 2024
UST Spot (Price/Yield):	100-03+ / 2.487%
Spread to Benchmark:	T+150 bps
Yield to Maturity:	3.987%
Coupon:	3.950%
Public Offering Price:	99.696%
Underwriting Spread:	0.650%
Day Count:	30/360
Make Whole Call:	T + 25 bps
Par call:	On or after 3 months prior to the maturity date
Special Mandatory Redemption:	If the Hillshire Brands Acquisition described in the Preliminary Prospectus Supplement is not completed on or prior to April 1, 2015, or if, prior to such date, the Merger Agreement is terminated, 101%.
Minimum Denominations/Multiples:	Denominations of $2,000 and in integral multiples of $1,000 in excess thereof
Joint Bookrunning Managers:	Morgan Stanley & Co. LLC
J.P. Morgan Securities LLC
Rabo Securities USA, Inc.
U.S. Bancorp Investments, Inc.
Co-managers:	RBC Capital Markets, LLC
HSBC Securities (USA) Inc.
Mizuho Securities USA Inc.
Credit Agricole Securities (USA) Inc.
Mitsubishi UFJ Securities (USA), Inc.
CUSIP:	902494 AX1
ISIN:	US902494AX19
Exchange Listing:	None

$500,000,000 4.875% Senior Notes due 2034

Issuer:	Tyson Foods, Inc.
Guarantor:	Tyson Fresh Meats, Inc.
Ratings:	Baa3/BBB/BBB*
Format:	SEC Registered
Ranking:	Senior Unsecured
Size:	$500,000,000
Trade Date:	August 5, 2014
Settlement Date:	August 8, 2014
Final Maturity:	August 15, 2034
Interest Payment Dates:	Semi-annually on February 15 and August 15
First Interest Payment Date:	February 15, 2015
Pricing Benchmark:	3.625% due February 15, 2044
UST Spot (Price/Yield):	106-18 / 3.276%
Spread to Benchmark:	T+160 bps
Yield to Maturity:	4.876%
Coupon:	4.875%
Public Offering Price:	99.986%
Underwriting Spread:	0.875%
Day Count:	30/360
Make Whole Call:	T + 25 bps
Par call:	On or after 6 months prior to the maturity date
Special Mandatory Redemption:	If the Hillshire Brands Acquisition described in the Preliminary Prospectus Supplement is not completed on or prior to April 1, 2015, or if, prior to such date, the Merger Agreement is terminated, 101%.
Minimum Denominations/Multiples:	Denominations of $2,000 and in integral multiples of $1,000 in excess thereof
Joint Bookrunning Managers:	Morgan Stanley & Co. LLC
J.P. Morgan Securities LLC
HSBC Securities (USA) Inc.
Mizuho Securities USA Inc.
Co-managers:	RBC Capital Markets, LLC
Rabo Securities USA, Inc.
U.S. Bancorp Investments, Inc.
Credit Agricole Securities (USA) Inc.
Mitsubishi UFJ Securities (USA), Inc.
CUSIP:	902494 AZ6
ISIN:	US902494AZ66
Exchange Listing:	None

$500,000,000 5.150% Senior Notes due 2044

Issuer:	Tyson Foods, Inc.
Guarantor:	Tyson Fresh Meats, Inc.
Ratings:	Baa3/BBB/BBB*
Format:	SEC Registered
Ranking:	Senior Unsecured
Size:	$500,000,000
Trade Date:	August 5, 2014
Settlement Date:	August 8, 2014
Final Maturity:	August 15, 2044
Interest Payment Dates:	Semi-annually on February 15 and August 15
First Interest Payment Date:	February 15, 2015
Pricing Benchmark:	3.625% due February 15, 2044
UST Spot (Price/Yield):	106-18 / 3.276%
Spread to Benchmark:	T+190 bps
Yield to Maturity:	5.176%
Coupon:	5.150%
Public Offering Price:	99.605%
Underwriting Spread:	0.875%
Day Count:	30/360
Make Whole Call:	T + 30 bps
Par call:	On or after 6 months prior to the maturity date
Special Mandatory Redemption:	If the Hillshire Brands Acquisition described in the Preliminary Prospectus Supplement is not completed on or prior to April 1, 2015, or if, prior to such date, the Merger Agreement is terminated, 101%.
Minimum Denominations/Multiples:	Denominations of $2,000 and in integral multiples of $1,000 in excess thereof
Joint Bookrunning Managers:	Morgan Stanley & Co. LLC
J.P. Morgan Securities LLC
Rabo Securities USA, Inc.
U.S. Bancorp Investments, Inc.
Co-managers:	RBC Capital Markets, LLC
HSBC Securities (USA) Inc.
Mizuho Securities USA Inc.
Credit Agricole Securities (USA) Inc.
Mitsubishi UFJ Securities (USA), Inc.
CUSIP:	902494 AY9
ISIN:	US902494AY91
Exchange Listing:	None

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(*)	An explanation of the significance of ratings may be obtained from the rating agencies. Generally, rating agencies base their ratings on such material and information, and such of their own investigations, studies and assumptions, as they deem appropriate. The rating of the notes should be evaluated independently from similar ratings of other securities. A credit rating of a security is not a recommendation to buy, sell or hold securities and may be subject to review, revision, suspension, reduction or withdrawal at any time by the assigning rating agency.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Morgan Stanley & Co. LLC toll-free at 1-866-718-1649 or J.P. Morgan Securities LLC collect at 1-212-834-4533.

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